Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Earnings

Whippany, New Jersey, February 5, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 27, 2014.

Net income for the first quarter of fiscal 2015 was $55.8 million, or $0.92 per Common Unit, compared to net income of $58.7 million, or $0.97 per Common Unit, in the prior year first quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal 2015 amounted to $108.6 million, compared to $114.9 million in the prior year first quarter.

Net income and EBITDA for the first quarters of fiscal 2015 and 2014 included expenses of $1.9 million and $2.5 million, respectively, related to the ongoing integration of Inergy Propane. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $101.0 million for the first quarter of fiscal 2015, compared to Adjusted EBITDA of $117.7 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The first quarter of fiscal 2015 was characterized by a rapidly declining commodity price environment and unseasonably warm weather throughout much of the quarter. In particular, the month of December 2014 was one of the warmest on record, thus negatively impacting volumes sold in the quarter. The impact of lower volumes was somewhat offset by higher margins resulting from the sharp decline in wholesale product costs and savings in operating expenses.”

Retail propane gallons sold in the first quarter of fiscal 2015 decreased approximately 23.4 million gallons, or 14.8%, to 134.5 million gallons compared to 157.9 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels decreased 2.7 million gallons, to 11.3 million gallons compared to 14.0 million gallons in the prior year first quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2015 were 8% warmer than normal and the prior year first quarter. The unseasonably warm temperatures were experienced across all of the Partnership’s service territories, and were most pronounced in its West Coast operations, where average temperatures were 23% warmer than normal and 19% warmer than the prior year first quarter. During the month of December, average temperatures across all of the Partnership’s service territories were 15% warmer than normal and 21% warmer than December of the prior year.

Revenues of $422.9 million decreased $103.2 million, or 19.6%, compared to the prior year first quarter, primarily due to lower retail propane and fuel oil volumes sold and, to a lesser extent, lower retail selling prices associated with lower wholesale product costs. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 36.0% and 22.5% lower than the prior year first quarter, respectively. Cost of products sold for the first quarter of fiscal 2015 of $187.9 million decreased $92.6 million, or 33.0%, compared to $280.5 million in the prior year first quarter, primarily due to lower wholesale product costs and lower volumes sold. Cost of products sold for the first quarter of fiscal 2015 included a $9.5 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) loss in the prior year first quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $126.4 million for the first quarter of fiscal 2015 were $4.2 million, or 3.2%, lower than the prior year first quarter, primarily due to operating efficiencies and synergies realized during the period associated with the integration of Inergy Propane, including lower headcount and lower vehicle count, as well as lower bad debt expense. Depreciation and amortization expense of $32.6 million decreased $2.2 million, or 6.3%, as a result of accelerated depreciation expense recorded in the prior year first quarter for assets taken out of service due to integration activities. Net interest expense of $20.0 million decreased $1.2 million, or 5.7%, primarily due to the refinancing of the Partnership’s previously outstanding $496.6 million in aggregate principal amount of 7.5% Senior Notes due 2018 with $525.0 million in aggregate principal amount of 5.5% Senior Notes due 2024 completed during the third quarter of fiscal 2014.

Mr. Stivala concluded, “With the lower commodity price environment experienced during the first quarter of fiscal 2015, we funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility, and ended the quarter with $62.0 million of cash. With the heart of the fiscal 2015 heating season still ahead, our personnel are poised to react as the weather pattern returns to more normal temperatures reflective of the season. Additionally, as it relates to our ongoing integration efforts, we continue to be focused on fine-tuning our operating model and cost structure in order to maximize efficiencies, deliver excellence in customer satisfaction and enhance the overall profitably of the combined business.”

As previously announced on January 22, 2015, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended December 27, 2014. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on February 10, 2015 to Common Unitholders of record as of February 3, 2015.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s acquisition of the retail propane operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected time frame;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including but not limited to Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2014 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 27, 2014 and December 28, 2013

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 27, 2014	December 28, 2013
Revenues
Propane	$354,650	$438,594
Fuel oil and refined fuels	38,930	54,268
Natural gas and electricity	15,967	18,316
All other	13,397	14,878

	422,944	526,056

Costs and expenses
Cost of products sold	187,921	280,526
Operating	107,117	113,313
General and administrative	19,309	17,335
Depreciation and amortization	32,629	34,827

	346,976	446,001

Operating income	75,968	80,055
Interest expense, net	19,999	21,207

Income before provision for income taxes	55,969	58,848
Provision for income taxes	162	177

Net income	$55,807	$58,671

Net income per Common Unit — basic	$0.92	$0.97

Weighted average number of Common Units outstanding — basic	60,523	60,389

Net income per Common Unit — diluted	$0.92	$0.97

Weighted average number of Common Units outstanding — diluted	60,796	60,620

Supplemental Information:
EBITDA (a)	$108,597	$114,882
Adjusted EBITDA (a)	$101,005	$117,708
Retail gallons sold:
Propane	134,534	157,858
Refined fuels	11,261	13,997
Capital expenditures:
Maintenance	$3,611	$5,035
Growth	$4,324	$4,289

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 27, 2014	December 28, 2013
Net income	$55,807	$58,671
Add:
Provision for income taxes	162	177
Interest expense, net	19,999	21,207
Depreciation and amortization	32,629	34,827

EBITDA	108,597	114,882
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(9,505)	290
Integration-related costs	1,913	2,536

Adjusted EBITDA	$101,005	$117,708

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.